Exhibit 4.32
[Confidential Treatment]
DATED 13 NOVEMBER 2006
NCL CORPORATION LTD.
(as borrower)
DnB NOR BANK ASA
(as agent)
COMMERZBANK AKTIENGESELLSCHAFT
(as Lower Saxony guarantee agent)

FIRST SUPPLEMENTAL DEED TO
UP TO EUR624,000,000
REVOLVING LOAN FACILITY AGREEMENT
dated 7 October 2005

[**] [Confidential Treatment]

CONTENTS

		Page
1	Definitions and Construction	1

2	Amendment of Original Facility Agreement and other Security Documents	2

3	Conditions Precedent	2

4	Representations and Warranties	4

5	Expenses	5

6	Further Assurance	5

7	Counterparts	5

8	Notices	5

9	Governing Law	6

10	Jurisdiction	6

Schedule 1	Amendment of Original Facility Agreement	8

Schedule 2	Amendment of Deed of Covenants	10

Schedule 3	Amendment of Management Agreement Assignment	11

Schedule 4	Quarterly Statement of Financial Covenants	12

Schedule 5	Management Agreement	15

FIRST SUPPLEMENTAL DEED

DATED 13 NOVEMBER 2006
BETWEEN:
(1)	NCL CORPORATION LTD. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as borrower (the “Borrower”);

(2)	DnB NOR BANK ASA of Stranden 21, NO-0021 Oslo, Norway as agent for itself and the Lenders (the “Agent”); and

(3)	COMMERZBANK AKTIENGESELLSCHAFT of Ness 7-9, 20457 Hamburg, Federal Republic of Germany as German State of Lower Saxony agent (the “Lower Saxony Guarantee Agent”).
WHEREAS:
(A)	By a secured loan facility agreement dated 7 October 2005 (the “Original Facility Agreement”) made between (among others) (1) the Borrower as borrower (2) the banks whose names and Lending Branches appear in schedule 1 to the Facility Agreement as lenders (the “Lenders”) (3) the Agent as agent and (4) the Lower Saxony Guarantee Agent as agent, the Lenders agreed to make available to the Borrower a revolving loan facility of up to six hundred and twenty four million euro (EUR624,000,000) or the equivalent in Dollars (the “Facility”) in two (2) tranches. The repayment of the Facility by the Borrower will be secured by (among other things) first priority statutory Bahamian ship mortgages to be granted by the Owners respectively over the Vessels (the “Mortgages”).

(B)	The Borrower has requested the consent of the Lenders and the Agent to the amendment of certain provisions of the Original Facility Agreement and of the agreed form of the deed of covenants which will constitute part of each of the Mortgages (the “Deed of Covenants”), which form is attached to the security letter dated 7 October 2005 between the Borrower and the Agent (the “Security Letter”), to conform such provisions to similar provisions in other loan documentation to which the Borrower and/or other members of the NCLC Group are party. This Deed shall be executed as a deed.
NOW THIS DEED WITNESSES as follows:
1	Definitions and Construction
1.1	In this Deed including the preamble and recitals hereto (unless the context otherwise requires) any term or expression defined in the preamble or the recitals shall have the meaning ascribed to it therein and terms and expressions not defined herein but whose meanings are defined in the Facility Agreement shall have the meanings set out therein. In addition, the following terms and expressions shall have the meanings set out below:

"Facility Agreement” means the Original Facility Agreement as amended by this Deed.

1.2	The provisions of Clauses 1.2 and 1.3 of the Facility Agreement shall apply hereto (mutatis mutandis).

2	Amendment of Original Facility Agreement and other Security Documents
2.1	Subject to Clause 3, the parties hereto agree that from the date of this Deed the Original Facility Agreement shall be read and construed as if:
2.1.1	the clauses referred to in the first column of Schedule 1 had been amended to read as set out in the second column of Schedule 1; and

2.1.2	schedule 6 had been deleted and substituted with Schedule 4.
2.2	Subject to Clause 3, the parties hereto agree that from the date of this Deed the agreed form of the Deed of Covenants to be granted by each of the Guarantors over its Vessel shall be deemed to be amended so that the clause referred to in the first column of Schedule 2 reads as set out in the second column of Schedule 2.

2.3	Subject to Clause 3, the parties hereto agree that from the date of this Deed and primarily consequent upon the amendment of the agreed form of the Deed of Covenants the agreed form of the Management Agreement Assignments attached to the Security Letter shall be deemed to be amended so that:
2.3.1	the clauses referred to in the first column of Schedule 3 read as set out in the second column of Schedule 3; and

2.3.2	a new clause 5.15 of the schedule of covenants to schedule 1 thereto read as follows:

“not permit the Vessel to be employed other than within the NCL or NCL America brand (as applicable).”;
2.3.3	Subject to Clause 3, the parties hereto agree that from the date of this Deed the Security Letter shall be read and construed as if the Management Agreement attached to the Security Letter had been substituted with the Management Agreement attached to this Deed as Schedule 5.

2.3.4	The Borrower hereby confirms to the Agent that with effect from the date of this Deed its obligations under the Loan Agreement shall not be discharged, impaired or otherwise affected by reason of the execution of this Deed or of any of the documents or transactions contemplated hereby.

2.4	Except as expressly amended hereby or pursuant hereto the Original Facility Agreement shall remain in full force and effect and nothing herein contained shall relieve the Borrower from any of its obligations under such document.
3	Conditions Precedent
3.1	The consent of the Agent and the Lower Saxony Guarantee Agent for themselves and on behalf of the Lenders to the variation of the provisions of the Original Facility Agreement and the Deed of Covenants is conditional upon and shall not be effective unless and until the Agent has received the following in form and substance satisfactory to it:
3.1.1	on the date of this Deed, one (1) counterpart of this Deed duly executed by the Borrower;

3.1.2	a written confirmation from the Process Agent that it will act for the Borrower as agent for service of process in England in respect of this Deed;

3.1.3	the following corporate documents in respect of the Borrower:
(a)	Certified Copies of any consents required from any ministry, governmental, financial or other authority for the execution of and performance by the Borrower of its obligations under this Deed or if no such consents are required a certificate from a duly appointed officer of the Borrower to this effect confirming that no such consents are required;

(b)	notarially attested secretary’s certificate of the Borrower:
(i)	attaching a copy of its Certificate of Incorporation and Memorandum of Association and Bye-Laws (or equivalent constitutional documents) evidencing power to enter into the transactions contemplated in this Deed;

(ii)	giving the names of its present officers and directors;

(iii)	setting out specimen signatures of such officers and directors as are authorised by the Borrower to sign documents or otherwise undertake the performance of the Borrower’s obligations under this Deed;

(iv)	giving the legal owner of its shares and the number of such shares held;

(v)	attaching copies of resolutions passed at duly convened meetings of the directors and, if required by the Agent, the shareholders or members of each of the Relevant Parties authorising (as applicable) the execution of this Deed and the issue of any power of attorney to execute the same; and

(vi)	containing a declaration of solvency as at the date of the certificate of the duly appointed officer of the Borrower;
or (if applicable) certifying that there has been no change to the statements made in his or her secretary’s certificate last provided to the Agent with respect to paragraphs (b)(i), (ii), (iii), (iv) and (vi) of this Clause 3.1.3(b) and attaching copies of resolutions passed at duly convened meetings of the directors and, if required by the Agent, the shareholders or members of each of the Relevant Parties authorising (as applicable) the execution of this Deed and the issue of any power of attorney to execute the same;
3.1.4	the original powers of attorney, if any, issued pursuant to the resolutions referred to above and notarially attested; and

3.1.5	the issue of such favourable written legal opinions including in respect of Bermuda in such form as the Agent may require relating to all aspects of the transactions contemplated hereby governed by any applicable law,
PROVIDED THAT no Event of Default and (save as disclosed in writing to the Agent before the date of this Deed) no Possible Event of Default has occurred and is continuing on the date on which the conditions precedent set out in this Clause 3.1 have been satisfied (subject to Clause 3.2).

3.2	If the Agent in accordance with clause 20 of the Original Facility Agreement decides to permit the amendment of the Original Facility Agreement and the Deed of Covenants hereby without having received all of the documents or evidence referred to in Clause 3.1, the Borrower will nevertheless deliver the remaining documents or evidence to the Agent within fourteen (14) days of the date of this Deed (or such other period as the Agent may stipulate) and the amendment of the Original Facility Agreement and the Deed of Covenants as aforesaid shall not be construed as a waiver of the Agent’s right to receive the documents or evidence as aforesaid nor shall this provision impose on the Agent or the Lenders any obligation to permit the amendment in the absence of such documents or evidence.
4	Representations and Warranties
4.1	The Borrower represents and warrants to the Agent that:
4.1.1	it has the power to enter into and perform this Deed and the transactions and documents contemplated hereby and has taken all necessary action to authorise the entry into and performance of this Deed and such transactions and documents;

4.1.2	this Deed constitutes its legal, valid and binding obligations enforceable in accordance with its terms;

4.1.3	its entry into and performance of this Deed and the transactions contemplated hereby do not and will not conflict with:
(a)	any law or regulation or any official or judicial order; or

(b)	its constitutional documents; or

(c)	any agreement or document to which it is a party or which is binding upon it or any of its assets, nor result in the creation or imposition of any Encumbrance on it or its assets pursuant to the provisions of any such agreement or document and in particular but without prejudice to the foregoing the entry into and performance of this Deed and the transactions and documents contemplated hereby and thereby will not render invalid, void or voidable any security granted by it to the Agent;

4.1.4	all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Deed and each of the other documents contemplated hereby and thereby and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect;

4.1.5	all information furnished by it to the Agent or its agents relating to the business and affairs of an Obligor in connection with this Deed and the other documents contemplated hereby and thereby was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading; and

4.1.6	it has fully disclosed in writing to the Agent all facts relating to its business which it knows or should reasonably know and which might reasonably be expected to influence the Agent in deciding whether or not to enter into this Deed.
5	Expenses

The Borrower undertakes to reimburse the Agent on demand on a full indemnity basis for the reasonable charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of legal and other advisers) incurred by the Agent in respect of the negotiation, preparation, printing, execution, registration and enforcement of this Deed and any other documents required in connection with the implementation of this Deed.

6	Further Assurance

The Borrower will, from time to time on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent as the Agent may reasonably consider necessary for giving full effect to this Deed or any of the documents contemplated hereby or securing to the Agent the full benefit of the rights, powers and remedies conferred upon the Agent in any such document.

7	Counterparts

This Deed may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.

8	Notices
8.1	Any notice, demand or other communication (unless made by telefax) to be made or delivered to the Borrower pursuant to this Deed shall (unless the Borrower has by fifteen (15) days’ written notice to the Agent specified another address) be made or delivered to the Borrower c/o 7665 Corporate Center Drive, Miami, Florida 33126, United States of America (marked for the attention of Ms Bonnie Biumi and the Legal Department (but one (1) copy shall suffice)) with a copy to c/o Star Cruises Limited, Star Cruises Terminal, Pulau Indah, PO Box No. 288, 42009 Pelabuhan Klang, Selangor Darul Ehsan, Malaysia (marked for the attention of Mr Gerard Lim). Any notice, demand or other communication to be made or delivered by the Borrower pursuant to this Deed shall (unless the Agent has by fifteen (15) days’ written notice to the Borrower specified another address)

be made or delivered to the Agent at its Office, the details of which are set out in schedule 1 of the Original Facility Agreement.

8.2	Any notice, demand or other communication to be made or delivered pursuant to this Deed may be sent by telefax to the relevant telephone numbers (which at the date hereof in respect of the Borrower is +1 305 436 4140 (marked for the attention of Ms Bonnie Biumi) and +1 305 436 4117 (marked for the attention of the Legal Department) with a copy to +60 3 3884 0213 (marked for the attention of Mr Gerard Lim) and in the case of the Agent is as recorded in schedule 1 of the Original Facility Agreement) specified by it from time to time for the purpose and shall be deemed to have been received when transmission of such telefax communication has been completed. Each such telefax communication, if made to the Agent by the Borrower, shall be signed by the person or persons authorised in writing by the Borrower and whose signature appears on the list of specimen signatures contained in the secretary’s certificate required to be delivered by Clause 3 and shall be expressed to be for the attention of the department or officer whose name has been notified for the time being for that purpose by the Agent to the Borrower.

8.3	The provisions of clauses 23.1, 23.5 and 23.6 of the Original Facility Agreement shall apply to this Deed.
9	Governing Law

This Deed shall be governed by English law.

10	Jurisdiction
10.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). Each party to this Deed agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

This Clause 10.1 is for the benefit of the Agent only. As a result, no such party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any such party may take concurrent proceedings in any number of jurisdictions.

10.2	The Borrower may not, without the Agent’s prior written consent, terminate the appointment of the Process Agent; if the Process Agent resigns or its appointment ceases to be effective, the Borrower shall within fourteen (14) days appoint a company which has premises in London and has been approved by the Agent to act as the Borrower’s process agent with unconditional authority to receive and acknowledge service on behalf of the Borrower of all process or other documents connected with proceedings in the English courts which relate to this Deed.

10.3	For the purpose of securing its obligations under Clause 10.2, the Borrower irrevocably agrees that, if it for any reason fails to appoint a process agent within the period specified in Clause 10.2, the Agent may appoint any person (including a company controlled by or associated with the Agent or any Lender) to act as the Borrower’s process agent in England with the unconditional authority described in Clause 10.2.

10.4	No neglect or default by a process agent appointed or designated under this Clause (including a failure by it to notify the Borrower of the service of any process or to forward any process to the Borrower) shall invalidate any proceedings or judgment.

10.5	The Borrower appoints in the case of the courts of England the Process Agent to receive, for and on its behalf service of process in England of any legal proceedings with respect to this Deed.

10.6	A judgment relating to this Deed which is given or would be enforced by an English court shall be conclusive and binding on the Borrower and may be enforced without review in any other jurisdiction.

10.7	Nothing in this Clause shall exclude or limit any right which the Agent may have (whether under the laws of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

10.8	In this Clause “judgment” includes order, injunction, declaration and any other decision or relief made or granted by a court.
IN WITNESS whereof the parties hereto have caused this Deed to be duly executed as a deed on the day and year first before written.

SIGNED SEALED and DELIVERED as a DEED		)	Colin Veitch
by Colin Veitch		)
for and on behalf of		)
NCL CORPORATION LTD.		)
in the presence of:	Mark E. Warren	)

SIGNED SEALED and DELIVERED as a DEED		)	Julie Clegg
by Julie Clegg		)
for and on behalf		)
DaB NOR BANK ASA		)
as the Agent		)
in the presence of:	Jaya Prasannan	)
	Trainee Solicitor	)
	One St. Paul’s ChurchYard	)
	London EC4M 8SH	)

SIGNED SEALED and DELIVERED as a DEED		)	Julie Clegg
by Julie Clegg		)
for and on behalf		)
COMMERZBANK AKTIENGESELLSCHART		)
as the Lower Saxony Guarantee Agent		)
in the presence of:	Jaya Prasannan	)
	Trainee Solicitor	)
	One St. Paul’s ChurchYard	)
	London EC4M 8SH	)

Schedule 1
Amendment of Original Facility Agreement

Definition/Clause	Amendment
Clause 9.2.21	Completeness of documents The copies of the Building Contracts, the Management Agreements and any other relevant third party agreements delivered to the Agent are true and complete copies of each such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and no amendments thereto or variations thereof have been agreed other than (if applicable), in the case of the Management Agreements, in accordance with clause 6.1.17 of the two (2) deeds of covenants collateral to the two (2) first priority statutory Bahamian ship mortgages to be granted by each of the Owners over its Vessel nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable.

Clause 10.2.5	within fifteen (15) days of a request from the Agent (but at intervals no more frequently than annually at the Borrower’s expense unless an Event of Default has occurred and is continuing), a valuation of each of the Vessels obtained in accordance with the provisions of Clause 10.17;

Clause 10.3.3	as at 30 September 2006 and as at the end of each subsequent financial quarter, the ratio of Total Net Funded Debt to Total Capitalisation of the NCLC Group shall not exceed [**] [Confidential Treatment].

Amounts available for drawing under the Facility or any other revolving or other credit facilities of the NCLC Group which remain undrawn at the time of the relevant calculation shall not be counted as cash or indebtedness for the purposes of this ratio.

Definition/Clause	Amendment
Clause 10.17.1	Each of the Vessels shall for the purposes of this Clause 10.17 be valued in Dollars by two (2) independent firms of shipbrokers or shipvaluers nominated by the Borrower and approved by the Agent (acting on the instructions of the Majority Lenders) or failing such nomination and approval, appointed by the Agent (acting on such instructions) in its sole discretion (each such valuation to be made without, unless reasonably required by the Agent, physical inspection and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the Vessel). The first such valuations shall be obtained on or about thirty (30) days prior to the Delivery Date in respect of a Vessel and thereafter they shall be obtained within fifteen (15) days of a request from the Agent (but at intervals no more frequently than annually at the Borrower’s expense unless an Event of Default has occurred and is continuing). The average of the valuations shall constitute the value of the Vessel for the purposes of this Clause 10.17.

Schedule 2
Amendment of Deed of Covenants

Definition/Clause	Amendment
Clause 6.1.17	except with the prior consent of the Agent (acting on the instructions of the Majority Lenders) not:

	(a)	permit any person other than the Manager to be the manager of, including providing crewing services to, the Vessel;

	(b)	permit any amendment to be made to the terms of the Management Agreement in respect of the Vessel unless the amendment is advised by the Owner’s tax counsel or is deemed necessary by the parties thereto but provided that the amendment does not imperil the security to be provided pursuant to the Security Documents or adversely affect the ability of any Obligor to perform its obligations under the Transaction Documents; or

	(c)	permit the Vessel to be employed other than within the NCL or NCL America brand (as applicable).

Schedule 3
Amendment of Management Agreement Assignment

Definition/Clause	Amendment
Clause 4	Revenue and Operating Costs

Upon the Agent’s first written request, to provide to the Agent for information purposes only the regular financial statements including balance sheets, income statement and management reports of revenues and expenses compared to budget received pursuant to section [5.3] of the Management Agreement.

Schedule 1, Acknowledgement of Notice of Assignment, Clauses 6.1 and 6.2	upon the Agent’s first written request, the regular financial statements including balance sheets, income statement and management reports of revenues and expenses compared to budget more particularly described in section [5.3] of the Management Agreement;

Schedule 1, Acknowledgement of Notice of Assignment, Clause 8	agree not to make or permit to be made any amendment or modification to the terms of the Management Agreement without the prior written consent of the Agent, unless such amendment or modification thereto is advised by the Owner’s tax counsel or is deemed necessary by the parties thereto to reflect the prevailing circumstances, provided always that no such amendment shall imperil the security to be provided pursuant to the Security Documents or adversely affect the ability of any Obligor to perform its obligations under the Transaction Documents (as defined in the Facility Agreement);

Schedule 4
Quarterly Statement of Financial Covenants

TO:	DnB NOR BANK ASA
Stranden 21
NO-0021 Oslo
Norway

Attn: Mr Jon Flovik
We refer to clause 10.3 of the loan facility agreement dated 7 October 2005 (as amended, varied and/or supplemented from time to time) (the “Facility Agreement”) between (among others) you as agent and ourselves as borrower. Terms defined in the Facility Agreement shall have the same meanings herein.
We hereby certify the amounts set out in the attached schedule as at the last day of the financial quarter ending      20[       ] for NCL Corporation Ltd. (the “Borrower”) and its subsidiaries on a consolidated basis. We also hereby certify that the Borrower is in compliance with all the financial covenants set out in clause 10.3 of the Facility Agreement [[and that no Event of Default or Possible Event of Default has occurred and is continuing][an [Event of Default][Possible Event of Default] has occurred and is continuing under clause 12.1.[       ] of the Facility Agreement and the following step[s][is/are] being taken to cure the same: [       ]]].
NCL CORPORATION LTD.

By:	[ ]
Chief Financial Officer

Dated:	20[ ]

Schedule
Statement of Financial Covenants as of [       ] 20[   ] (in USD’000)

Clause (of Facility
Agreement)		as of [•	]	Required Covenants
10.3.1/ 10.3.2(b)**	Free Liquidity	A		A> [**] [Confidential Treatment] (11.3.1)**
A> [**] [Confidential Treatment] (11.3.2(b))**

10.3.2(a)	Consolidated EBITDA:	B		> [**] [Confidential Treatment]

	Consolidated Debt Service	C

10.3.3	Total Net Funded Debt:	D		< [**] [Confidential Treatment]

	Total Capitalisation	E

Consolidated EBITDA
	Consolidated Net Income (loss)			x
(Deduct)/Add:	(Gain)/Loss on sale of assets or reserves			x
Add:	Consolidated Interest Expense			x
Add:	Depreciation and amortisation of assets			x
Add:	Impairment charges			x
(Deduct)/Add:	Other non-cash charges (gains)			x
Add:	Deferred income tax expense			x

	Consolidated EBITDA			x		B

	Consolidated Debt Service Principal paid/payable (excluding balloon payments, voluntary prepayments/repayments on sale/total loss of an NCLC Fleet vessel)			x
Add:	Consolidated Interest Expense			x
	Distributions			x
	Rent under capitalised leases			x

	Consolidated Debt Service			x		C

	Total Net Funded Debt Indebtedness for Borrowed Money			x
Add:	Guarantees of non-NCLC Group members’ obligations			x

x

Deduct:	Cash Balance			(x	)

	Total Net Funded Debt			(x	)	D

Total Capitalisation
	Total Net Funded Debt			x
Add:	Consolidated stockholders’ equity			x

	Total Capitalisation			x		E

For and on behalf of NCL CORPORATION LTD.

[	]
I, [    ], the officer primarily responsible for the financial management of the NCLC Group, hereby declare that, to the best of knowledge and belief, the above Statement of Financial Covenants as of [ ] 20[ ], in my opinion, is true and correct.

[ ]
Chief Financial Officer
NCL CORPORATION LTD.

Dated:	20[ ]

**	Evidence satisfactory to the Agent of A at all times during the relevant period shall be provided together with this statement

Schedule 5
Management Agreement